Exhibit 16

January 7, 2008

Securities & Exchange Commission

Washington D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of ComCam, Inc. and on April 2, 2007, we reported on the consolidated balance sheet of ComCam, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the years then ended. On January 3, 2008 we were dismissed as the independent registered public accounting firm of ComCam, Inc. We have read ComCam, Inc.’s statements included under Item 4.01 of its Form 8-K dated January 3, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with ComCam, Inc.’s statements related to the engagement of Pritchett, Siler & Hardy, P.C. as the independent registered public accounting firm.

We have no basis to agree or disagree with other statements of the Registrant included under Item 8.01.

Sincerely,

/s/ JONES SIMKINS, P.C.

JONES SIMKINS, P.C.